UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  June 26, 2006

CARREKER CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-24201	75-1622836
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

4055 VALLEY VIEW LANE
DALLAS, TEXAS	75244
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 458-1981

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On June 26, 2006, Carreker Corporation (the “Company”) entered into a Board Representation Agreement (the “Board Representation Agreement”) with Riley Investment Management, LLC (“Riley Management”), SACC Partners LP (“SACC”), and Bryant R. Riley (“Riley”) (Riley Management, SACC, and Riley are referred to collectively as the “Riley Parties”).

The Riley Parties have filed a Schedule 13D and an amendment thereto with the Securities and Exchange Commission disclosing ownership of 2,482,039 shares of the Company’s common stock, representing approximately 9.76% of the total outstanding shares.

Under the Board Representation Agreement, the Board of Directors appointed Bryant R. Riley, the founder and Chairman of B. Riley & Co., Inc., as a director of the Company, which fills a vacancy created by the resignation of a Class III Director of the Company. The  term of the directorship to which Mr. Riley was appointed will end at the 2007 annual meeting of stockholders. Mr. Riley has the same rights and duties and the same compensation, indemnification and insurance as other non-employee directors of the Company, except that the indemnification rights will not apply to actions brought by any of the Riley Parties or their affiliates.

The Board Representation Agreement includes a provision under which Mr. Riley agrees and acknowledges  that, so long as he continues to serve on the Company’s board of directors, he owes a fiduciary duty to the Company to refrain from improper disclosure of confidential information. Mr. Riley will be allowed to disclose non-public information regarding the Company acquired by him as a director to the other Riley Parties, to the extent consistent with his fiduciary duties to the Company and the federal securities laws. However, the Riley Parties are required to maintain the confidentiality of any such non-public information disclosed to them and to comply with federal securities laws with respect thereto and the Company’s Insider Trading Policy. This restriction on the Riley Parties does not apply to, among other matters, communications by Mr. Riley with stockholders consistent with Mr. Riley’s fiduciary duties to the Company and its stockholders.

The Board Representation Agreement includes several agreements by the Riley Parties that last until the earlier of the 90th day after the Company’s 2007 annual meeting of stockholders or October 31, 2007. These agreements include a limitation on the aggregate beneficial ownership of stock of the Company held by the Riley Parties to 15% of the Company’s outstanding shares of common stock. Subject to the Company continuing to nominate Mr. Riley as a member of the Board of Directors, the agreements also include restrictions on participation by the Riley Parties in proxy solicitations with respect to the election of directors of the Company, the calling of special meetings of stockholders, the making of certain director nominations and the making of demands to inspect the Company’s records. The foregoing agreements contain appropriate exceptions for Mr. Riley’ activities and role as a director of the Company.

The foregoing description is qualified in its entirely by reference to the full text of the Board Representation Agreement filed as Exhibit 10.1 hereto, which is incorporated herein by reference.

Item 5.02               Departure of Directors or Principal Officers; Election of Directors: Appointment of  Principal Officers.

On June 26, 2006, following an evaluation of his candidacy by the Governance and Nominating Committee in accordance with the criteria set forth in the Company’s Corporate Governance Guidelines, Bryant R. Riley was appointed as a director of the Company to fill the vacancy created by the resignation of a Class III Director. The  term of the directorship to which Mr. Riley was appointed will end at the 2007 annual meeting of stockholders. Mr. Riley was appointed to that position pursuant to a Board Representation Agreement between the Company and the Riley Parties. In connection with his service as a member of the Company’s Board of Directors, Mr. Riley will serve as a member of the Company’s Strategic Steering Committee.

Bryant R. Riley is the founder and Chairman of B. Riley & Co., Inc. B. Riley & Co., Inc. is a Southern California based brokerage firm providing research and trading services primarily to institutional investors. Founded in 1997, B. Riley & Co. also has offices in San Francisco and New York. Mr. Riley is also the founder and Chairman of Riley Investment Management, LLC, an investment adviser which provides investment management services. He is Chairman of the Board of directors for Alliance Semiconductor, Inc, and also serves on the board of directors of Aldila, Inc. Celeritek, Inc., and Mossimo, Inc., each a Nasdaq listed company.

The terms of the Board Representation Agreement are summarized in Item 1.01 above, and the Board Representation Agreement is filed as Exhibit 10.1 hereto. Both the description in Item 1.01 and the full text of the Board Representation Agreement are incorporated herein by reference. The description in this Item 5.02 and the description in Item 1.01 are qualified in their entirely by reference to the full text of Exhibit 10.1.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description
10.1	Board Representation Agreement dated June 26, 2006 by and among the Company and the Riley Parties
99.1	Press Release of the Company dated June 27, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 27, 2006

CARREKER CORPORATION

By:	/s/ JOHN S. DAVIS
John S. Davis
Executive Vice President and General Counsel